EXHIBIT 5.1
                    [The Jean Coutu Group (PJC) Inc. - Logo]

January 25, 2005

The Jean Coutu Group (PJC) Inc.
530 Beriault Street
Longueuil, Quebec, Canada J4G1S8

Re:         The Jean Coutu Group (PJC) Inc. Form S-8 Registration Statement

Ladies and Gentlemen:

         I am Director, Legal Affairs to The Jean Coutu Group (PJC) Inc., a company organized in Quebec, Canada (the "Company"), and I have participated in the preparation of the Registration Statement on Form S-8 (the "Registration Statement") to be filed under the Securities Act of 1933 (the "Act") relating to up to 3,800,000 shares of the Company's Class "A" Subordinate Voting Shares, no par value issuable pursuant to the Stock Option Plan For Officers, Employees, Service Providers and Consultants of The Jean Coutu Group (PJC) Inc. (the "Plan").

            I am familiar with the written document which comprises the Plan, and in rendering the opinion expressed below, I have examined and are relying on originals, or copies certified or otherwise identified to my satisfaction, of such other corporate records, documents, certificates or other instruments, as in my judgment are necessary or appropriate as a basis for such opinion.

            Based on the foregoing, I am of the opinion that the Class "A" Subordinate Voting Shares that may be issued by the Company pursuant to the Plan have been duly authorized and when issued in accordance with the terms of the Plan will be validly issued, fully paid and non-assessable.

            I hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement. In giving such consent, I do not hereby admit that I am within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours truly,

/s/ Caroline Guay

Caroline Guay
Director, Legal Affairs
The Jean Coutu Group (PJC) Inc.